China Water and Drinks Inc Acquires Bottled Water Manufacturer in Guangxi Province in China

SHENZHEN, China, June 21, 2007 /PRNewswire-FirstCall/ -- China Water and Drinks Inc. (OTC Bulletin Board: CWDK.OB) announced today that it has completed the acquisition, through its wholly-owned subsidiary, Fine Lake International Limited, of Pilpol (HK) Biological Limited, a Hong Kong corporation. Pilpol owns and operates Nanning Taoda Drink Company Limited, a PRC company which is a bottled water production company located in Nanning City, Guangxi Province in China. Nanning is a major bottled water supplier in Guangxi Province that currently operates two production lines with a capacity of 160 million liters of bottled water per year.

Fine Lake will pay an estimated $11,780,000 consideration for the acquisition of Pilpol, of which $5,890,000 will be paid in cash and the balance will be paid in restricted stock of CWDK. However, if the net income of Pilpol for 2006 audited under US GAAP is less than $2,945,000, the total consideration payable by Fine Lake will be reduced to an amount equal to four (4) times the audited net income of Pilpol. The cash portion of the purchase consideration shall be paid within 15 business days after the issuance of Pilpol’s 2006 audited financial statements. The stock portion of the purchase consideration shall be paid on the 90th day after the effective date of CWDK’s registration statement for the shares issued in CWDK’s recently consummated US$30 million private placement.

Mr. Xing Hua Chen, CEO of CWDK, commented, “We are excited about the acquisition of Pilpol because it will expand our market penetration in the Guangxi Province, which has a population of 50 million. We believe that our presence in Guangxi will serve as a stepping stone for our products to penetrate the Guizhou, Sichuan and Yuannan Provinces. It is our belief that the acquisition of Pilpol will improve our production capacity and our bottom line. It is the intent of CWDK to continue to look for additional acquisition opportunities.”

About China Water and Drinks Inc.

China Water and Drinks Inc. is a leading producer and distributor of bottled water in China. Through its production facilities in Guangzhou, Zhangjiang, Fexian, Nanning and Changchun, the Company produces bottled waters and distribute to 11 provinces in China under its own brand “Darcunk”. The Company also supplies water to local and international beverage brands including Coca-Cola and Uni-President.

Disclaimer Regarding 'Forward-Looking Statements'

Certain of the statements set forth in this press release constitute 'Forward looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words 'anticipate,' 'believe,' 'estimate,' 'expect,' 'forecast,' 'intend,' 'may' 'project,' 'plan,' 'will,' 'should,' 'could,' 'would,' or words or expressions of similar meaning. Such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

SOURCE China Water and Drinks Inc.

Contact:
Investor Relations
Danny Tsai (949) 528-2815